Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

April 25, 2016

Investor Contact:  Anita W. Wimmer

(336) 884-7698

STANLEY FURNITURE ANNOUNCES

First Quarter 2016 RESULTS

Sales off, gross profit margins improve while company awaits more marketable product from new factory

High Point, NC, April 25, 2016/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reports sales and operating results for the first quarter ended April 2, 2016.

First quarter 2016 financial results compared to prior year:

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Net sales were $11.7 million compared to $14.7 million, down 20.4%, impacted by production delays of new product.

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Gross profit margins improved to 21.7% compared to 20.3%.

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Selling, general and administrative expenses were $3.3 million, or 28.3% of net sales, compared to $3.6 million, or 24.9% of net sales.

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Operating loss was $770,000 compared to a loss of $663,000.

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Net loss from continuing operations was $1.5 million, or $.10 per diluted share, compared to a net income of $2.8 million, or $.19 per diluted share.

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Repurchased 400,000 shares of its common stock at an average price of $2.53 per share.

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Ended the quarter with $25.9 million in cash and $663,000 in restricted cash.

Sales Overview:

Sales for the quarter continued to be negatively impacted by delays in shipping 2015 product introductions, as the construction and initial production of the new factory in Vietnam dedicated solely to the company's new product took longer than originally anticipated.   “The completion of the plant's construction phase came so close to the Tet holiday (Vietnamese New Year) that initial staffing of the plant was difficult,” explained Glenn Prillaman, President and Chief Executive Officer.  “With construction complete and the plant fully staffed, the focus is on training and managerial development."

The company indicated that completion of most of its delayed customer orders is expected to be achieved by the end of the second quarter. "As the second half of this year begins, more marketable product introduced in 2015 begins hitting retail floors," said Prillaman. “This new product represents a significant change in our value at retail. Prices are 25-40% lower as certain overhead and sourcing costs have been eliminated, yet our product quality and styling remains representative of designs that provide our customers a gateway to the luxury segment of the wood residential market," commented Prillaman. "We are making progress in our efforts to expand our wholesale distribution and expect to see order rates increase accordingly."

“In addition, and as part of this wave of new, more marketable product hitting retail, we and our retailers are enthusiastic about the initial signs at retail of our new nursery and youth brand, Stone & Leigh,” continued Prillaman.  “Retail prices of this brand are 25% below where the company’s former brand, Young America, was positioned in the market.  Just as importantly, we are launching an unprecedented effort to market directly to the Millennial consumer on behalf of our wholesale customer, and they recognize our ability to drive that elusive consumer into their store. Our experience in the nursery and youth category positions us uniquely, and our retailers recognize our desire and ability to lower the average age of their customer base by helping them attract younger consumers."

Operating results:

Gross profit margins improved to 21.7% compared to 20.3% in the first quarter of last year.  This improvement in margins resulted from lower freight costs compared to abnormally high levels in the first quarter of last year.  Partially offsetting these lower costs were lower absorption of fixed costs due to lower sales, higher discounting in an effort to fuel growth of inline product and higher quality costs from the company’s existing vendor base.

Selling, general and administrative expenses decreased to $3.3 million from $3.6 million in the first quarter primarily due to lower sales related expenses and the company holding back certain marketing and advertising efforts awaiting sufficient stock availability. Partially offsetting these lower expenses was the decline in cash surrender value growth of corporate-owned life insurance policies as we continued to pay-down policy loans throughout 2015 and then surrendered these policies in the first quarter of 2016.

Operating loss of $770,000 increased over the prior year loss of $663,000, primarily due to lower shipments of the company’s new products.

Net loss from continuing operations was $1.5 million, or $.10 per diluted share, compared to a net income from continuing operations of $2.8 million, or $.19 per diluted share. The current quarter included $600,000 in tax expense related to the liquidation of corporate-owned life insurance policies.  The prior year quarter included the receipt of $3.8 million in Continued Dumping Subsidy Offset Act (CDSOA) proceeds, net of taxes.

During the first quarter, the company decided to surrender all of its corporate-owned life insurance policies.  On March 28, 2016, the company received $22.4 million in cash proceeds, which consisted of $25.6 million in cash surrender value net of $3.2 million in loans and accrued interest.  The company expects to use approximately $23.4 million in net operating loss carry-forwards to reduce taxable income generated from surrendering these policies.  In addition, the company will be subject to alternative minimum taxes related to this taxable income and as a result expensed $600,000 during the first quarter.

Balance Sheet:

The company ended the quarter with $25.9 million in cash and $663,000 in restricted cash.  Excluding cash received from corporate-owned life insurance policies, the company used approximately $3.0 million of cash during the quarter.  Cash was used during the quarter to pay for finished goods inventory that was in transit at the end of the year and to purchase $1.0 million in company stock.  Working capital, excluding cash and restricted cash increased to $21.7 million from $21.2 million at the end of the year.

Outlook:

“Our focus is on the execution of our operational strategy overseas, our efforts to market directly to the consumer and growing our wholesale distribution network," said Prillaman. "While the transformation of Stanley from a legacy domestic manufacturer to a progressive marketing and distribution company with a differentiated overseas sourcing strategy has not happened as quickly as we would have preferred or predicted, we continue to make progress executing our plan," concluded Prillaman. "Second quarter could be another tough quarter, but we expect the second half of this year to show improved results.”

Investor Conference Calls

Due to limited participation throughout the past year, the company has elected to discontinue conference calls to discuss its financial results. The company will continue to issue quarterly press releases on its financial results and management will remain available for individual investor calls upon request.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the middle-to-upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions from transitioning to and using a single contract manufacturer for substantially all our products including those arising in the event the manufacturer is not able to manufacture as anticipated in terms or cost, quality or timeliness or in the event we lost this relationship, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC. Consolidated Operating Results (in thousands, except per share data) (unaudited)

	Three Months Ended
	April 2, 2016	March 28, 2015

Net sales	$11,683	$14,672

Cost of sales	9,142	11,689

Gross profit	2,541	2,983

Selling, general and administrative expenses	3,311	3,646

Operating loss	(770)	(663)

CDSOA income, net	-	3,820
Other income, net	5	11
Interest expense	109	330
(Loss) income from continuing operations before income taxes	(874)	2,838
Income tax expense	611	65

Net (loss) income from continuing operations	(1,485)	2,773

Net loss from discontinued operations	-	(118)

Net (loss) income	$(1,485)	$2,655

Diluted (loss) income per share:
(Loss) income from continuing operations	$(.10)	$.19
Loss from discontinued operations	-	(.01)
Diluted (loss) income per share	$(.10)	$.18

Diluted weighted average number of shares outstanding	14,222	14,464

STANLEY FURNITURE COMPANY, INC. Supplemental Information Reconciliation of GAAP to Non-GAAP Operating Results (in thousands, except per share data) (unaudited)

Three Months Ended
April 2, 2016		March 28, 2015

Reconciliation of net (loss) income as reported to net (loss) income as adjusted:
Net (loss) income as reported	$(1,485)	$2,655
Plus net loss from discontinued operations	-	118
Less income from CDSOA	-	(3,755)
Plus tax expense impact from liquidation of corporate-owned life insurance policies	600
Net (loss) income as adjusted	$(885)	$(982)

Reconciliation of diluted (loss) income per share as reported to diluted (loss) income per share as adjusted:
Diluted (loss) income per share as reported	$(.10)	$.18
Plus net loss from discontinued operations	-	.01
Less income from CDSOA	-	(.26)
Plus tax expense impact from liquidation of corporate-owned life insurance policies	.04	-
Diluted (loss) income per share as adjusted	$(.06)	$(.07)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding discontinued operations, CDSOA receipts (net of taxes) and the tax expense impact from the liquidation of corporate-owned life insurance policies. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC. Consolidated Condensed Balance Sheets (in thousands) (unaudited)

	April 2, 2016	December 31, 2015

Assets
Current assets:
Cash and equivalents	$25,900	$6,497
Restricted cash	663	663
Accounts receivable, net	6,195	6,925
Inventories	20,888	20,934
Prepaid expenses and other current assets	573	959
Total current assets	54,219	35,978

Property, plant and equipment, net	1,743	1,787
Cash surrender value of life insurance, net	-	22,253
Other assets	3,085	3,128
Total assets	$59,047	$63,146

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,690	$5,883
Accrued expenses	2,237	1,701
Total current liabilities	5,927	7,584

Other long-term liabilities	7,826	7,910

Stockholders' equity	45,294	47,652
Total liabilities and stockholders' equity	$59,047	$63,146

STANLEY FURNITURE COMPANY, INC. Consolidated Condensed Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	April 2, 2016	March 28, 2015

Cash flows from operating activities:
Cash received from customers	$12,261	$13,876
Cash paid to suppliers and employees	(14,259)	(16,562)
Cash from Continued Dumping and Subsidy Offset Act	-	3,820
Interest paid, net	(199)	(398)
Net cash (used) provided by operating activities	(2,197)	736

Cash flows from investing activities:
Proceeds from surrender of corporate-owned life insurance policies	28,139	-
Purchase of other assets	(14)	-
Net cash provided by investing activities	28,125	-

Cash flows from financing activities:
Payment of insurance policy loans	(5,495)	(1,400)
Purchase and retirement of common stock	(1,012)	-
Stock purchase and retirement for tax withholdings on vesting of restricted awards	(14)	-
Net cash used by financing activities	(6,521)	(1,400)

Cash flows from discontinued operations:
Net cash (used) provided by discontinued operations	(4)	873

Net increase in cash and equivalents	19,403	209
Cash and equivalents at beginning of period	6,497	5,584
Cash and equivalents at end of period	$25,900	$5,793

Reconciliation of net (loss) income to net cash (used) provided by operating activities:
Net (loss) income	$(1,485)	$2,655
Loss from discontinued operations	-	118
Depreciation and amortization	116	116
Stock-based compensation	130	226
Changes in assets and liabilities	(958)	(2,379)
Net cash provided (used) by operating activities	$(2,197)	$736